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EXHIBIT 99.1

DOWNEY SAVINGS
N E W S R E L E A S E	For further information contact: Elizabeth Stover Corporate Marketing 949-509-4092 estover@downeysavings.com

Downey Savings and Loan Announces Record in Home Loans Funded

Newport Beach, CA (January 10, 2005) – Downey Savings announced today that 2004 marked two significant records in home loans funded by the Association.

With $15 billion in single family loans funded in 2004, Downey Savings achieved its highest ever annual total. In addition, $1.65 billion of home loans were funded in December 2004, representing a new monthly funding record. The annual and monthly totals include purchases and represent production by both the Downey Savings Retail and Wholesale Lending Groups.

"This has been a banner home lending year for us," said John Gatzke, Downey Savings Executive Vice President and Chief Lending Officer. "Borrowers are looking for home loans that address their individual circumstances, whether for purchases or refinances, and we are able to meet their needs."

Downey Savings has 13 Loan Processing Centers that service customers nationwide. "We are pleased to offer very competitive products and interest rates to both our retail and wholesale customers, along with a high level of personal, professional service that makes obtaining a home loan a more efficient process," said Mr. Gatzke. "With our nationwide presence and technology supporting our lending teams, we can help customers from coast-to-coast and be extremely responsive to both our retail borrowers and the broker community."

Downey Savings and Loan Association, F.A., the primary subsidiary of Downey Financial Corp. (NYSE: DSL) is headquartered in Newport Beach, California, and has helped California residents with their banking and borrowing needs since 1957. With assets of $15.2 billion, Downey Savings has 170 locations, including four branches in Arizona. Downey Savings offers home loans nationwide via the Internet at www.downeysavings.com and www.downeywholesale.com.

Certain statements in this release may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements do not relate strictly to historical information or current facts. Some forward-looking statements may be identified by use of terms such as "experts," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may". Downey’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Downey conducts its operations, fluctuations in interest rates, credit quality and government regulation. Downey does not update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.